Hong Kong Highpower Technology Appoints US-Based CFO

HONG KONG AND SAN JOSE, CALIF. – January 28, 2009 – Hong Kong Highpower Technology, Inc. (NYSE Alternext US: HPJ), a developer, manufacturer and marketer of rechargeable nickel-metal hydride (Ni-MH) and lithium-ion (Li-ion) batteries and related products, today announced that Mr. Henry H. Ngan will join the Company as Chief Financial Officer, effective February 1, 2009. Mr. Ngan will be based primarily in New York and Shenzhen, China. Mr. Yu Zhi “Sam” Qiu will remain with the Company as Corporate Controller, based in Shenzhen.

“Henry is a highly accomplished finance professional who brings a full complement of financial expertise, strategic development skills and Wall Street acumen to our Company,” said George Pan, Chairman and Chief Executive Officer of Hong Kong Highpower Technology. “As a former equity research analyst at respected U.S. investment banking firms, Henry’s background includes security and financial analysis, capital markets transactions, accounting and auditing. We are delighted to have someone of Henry’s caliber join our team and represent our Company in the U.S. We look forward to his leadership as both our business expansion plans and investment community outreach efforts progress.”

Most recently Mr. Ngan served as Vice President, Senior Equity Analyst at New York-based investment banking firm Brean Murray Carret & Co. where he conducted and published fundamental research with a focus on Chinese companies traded on U.S. stock exchanges. Previously, he was an Equity Research Analyst at Buckingham Research Group and Robotti & Company. Mr. Ngan has also served as an International and Strategic Project Consultant at Standard & Poors’ London and New York offices. Mr. Ngan’s accounting experience includes senior level financial analysis and auditor positions at American Express Tax and Business Services, Bear Stearns Companies, Charles Hecht & Company and KPMG Peat Marwick LLP.

Mr. Ngan received an MBA in finance from Fordham University in New York and a bachelor’s degree in accounting from the University at Albany, State University of New York. Mr. Ngan is a certified public accountant in the State of New York.

About Hong Kong Highpower Technology, Inc.

Hong Kong Highpower Technology develops, manufactures and markets rechargeable nickel metal hydride (Ni-MH) and lithium-ion (Li-ion) batteries and related products for use in a variety of electronic devices. The majority of Hong Kong Highpower Technology’s products are distributed worldwide to markets in the United States, Europe, China, Hong Kong, Southeast Asia and Taiwan. For more information, visit http://www.haopengbattery.com.

Hong Kong Highpower Technology, Inc.

To be added to the Company’s email distribution for future news releases, please send your request to HPJ@finprofiles.com. Company news can also be found at http://hpj.client.shareholder.com/releases.cfm.

Media and Investor Inquiries:

Company Contact:
Mr. Henry H. Ngan
Chief Financial Officer
+1-917-887-0614

Financial Profile, Inc.
Brandi Floberg
+1-310-277-4711
HPJ@finprofiles.com

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